Exhibit 10.1

Mr. Vincent J. Canino [***]
[***]

February 21, 2024 Dear Mr. Canino,

We are very pleased to extend an offer of employment to you for the positions of President and Chief Executive Officer of Capstone Green Energy Holdings, Inc., a Delaware corporation (the "Company"). This offer of employment is conditioned on the satisfactory completion of certain requirements, as more fully explained in this letter, and your employment will be subject to the terms and conditions set forth below.

1.	Position and Duties

In your capacity as President and Chief Executive Officer, you will perform duties and responsibilities that are commensurate with your position. You will report directly to the Board of Directors of the Company (the "Board"). You will also serve as a member of the Board for no additional compensation. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests.

2.	Location

Your principal place of employment will be at our corporate headquarters in Van Nuys, California, and you will be expected to spend the majority of your time in such office, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

3.	Start Date

Subject to satisfaction of all conditions described in this letter, your anticipated start date is March

11, 2024 ("Start Date").

4.	Base Salary

In consideration of your services, you will be paid an initial base salary of $550,000 per year, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Your base salary will be subject to review annually by the Compensation Committee of the Board in consultation with a compensation consultant.

5.	Annual Bonus

During your employment, you will be eligible to participate in the Company's annual bonus program, designed and developed by the Compensation Committee of the Board. Commencing

with fiscal year 2025 and for each successive fiscal year, your annual target bonus opportunity will be 100% of base salary, with a minimum payout of 50% of base salary and a maximum payout opportunity of 150% of base salary. Actual payments will be determined based on the achievement of performance metrics established by the Compensation Committee of the Board. Any annual bonus with respect to a particular fiscal year will be paid in cash as soon as administratively practicable following filing with the Securities and Exchange Commission of the Company's year end audited financial statements. On an annual basis, the Compensation Committee of the Board and the Board will approve the appropriate metrics that align with the strategic plan adopted for the relevant fiscal year.

You must remain continuously employed with the Company through the bonus payment date to be eligible to receive an annual bonus payment for a particular fiscal year, except as otherwise provided under the Severance Pay Plan and the Change in Control Agreement (each, as defined below).

6.	Equity Grants

Subject to approval by the Board, on the Start Date, the Company will grant you a one-time equity award in the form of 450,000 Restricted Stock Units ("RSUs"), each RSU representing the right to receive one share of the Company's common stock, subject to the terms and conditions of the Capstone Green Energy Holdings, Inc. 2023 Equity Incentive Plan (the "Plan") and an award agreement in the form attached hereto as Exhibit A (the "Award Agreement"). Provided that you remain in Continuous Service (as defined in the Plan) through the applicable vesting date, the RSUs will vest ratably over a three-year period, with 1/3 of the RSUs vesting on each of the first, second and third anniversary of the grant date, subject to the terms and conditions of the Award Agreement and the Plan.

For each full fiscal year of employment following the third anniversary of the Start Date, you will be eligible to receive an annual equity award based on values commensurate with peer group benchmarks, as determined by the Compensation Committee of the Board in consultation with a compensation consultant. Your eligibility for an equity award will also be reviewed annually by the Compensation Committee of the Board.

7.	Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, and disability benefits, subject to the terms and conditions of such plans and programs. You will be entitled to four weeks of paid vacation in accordance with the Company's policies in effect from time to time. To accommodate your transition to working out of our corporate headquarters in Van Nuys, California, the Company will reimburse you for the cost of reasonable hotel expenses incurred by you on the business days that you work out of such office during the first twelve months following the Start Date, subject to the Company's receipt of appropriate documentation evidencing the incurrence and amount of such costs in accordance with the Company's expense reimbursement policy (the "Hotel Allowance"). For the avoidance of doubt, the Hotel Allowance does not include lodging provided by relatives or friends in lieu of using a hotel and shall cease upon a termination of your employment for any reason. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

8.	Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

9.	At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without Cause (as defined in the Capstone Green Energy Holdings, Inc. Severance Pay Plan, effective as of December 7, 2023 (the "Severance Pay Plan")); provided that, except in the event of a termination of your employment by the Company for Cause or due to your death or disability, either party shall be required to give the other party at least 90 days' advance written notice of any termination of your employment. In the event of a termination of your employment by the Company without Cause, the Company shall have the option to provide you with a lump sum payment equal to 90 days' base salary in lieu of notice, which shall be paid to you on the employment termination date; provided that any pay in lieu of notice will not reduce the benefits that may be payable to you under the Severance Pay Plan or the Change in Control Agreement. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

10.	Severance and Change in Control Benefits

If your employment with the Company is involuntarily terminated by the Company without Cause, subject to your timely execution and non-revocation of a general release of claims in favor of the Company and related persons and entities in a form prescribed by the Company, you will be eligible to receive severance benefits in accordance with the terms of the Severance Pay Plan.

Subject to your execution of the Amended and Restated Change in Control Agreement attached hereto as Exhibit B (the "Change in Control Agreement"), in the event of a Qualifying Termination within the CIC Window, the Company or the Company's successors shall pay or provide to you certain Change in Control Benefits (each such term, as defined in the Change in Control Agreement), so long as you satisfy the conditions described therein.

You understand and agree that, if you are a member of the Board at the time that your employment with the Company terminates, whether with or without Cause and whether voluntary or involuntary, and as a further condition of your receipt of any severance benefits or Change in Control Benefits to which you otherwise might be entitled under the Severance Pay Plan or the Change in Control Agreement, you will submit your resignation as a member of the Board and, if applicable, as a member of the boards of directors or managers (or similar senior-most governing bodies) of each other entity that is a direct or indirect majority-owned subsidiary of the Company, effective as of your last day of employment.

11.	Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision herein, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments provided under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision herein, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

12.	Clawback

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you (the "Clawback Policy") and, by accepting this offer, you acknowledge that you are fully bound by and subject to, and agree to abide by, all of the terms and conditions of the Clawback Policy. The Company will make any determination for clawback or recovery in its sole discretion in accordance with the Clawback Policy and in accordance with any applicable law or regulation (including the requirements of any stock exchange upon which the Company's common stock will be listed in the future). To the extent that the Company determines that any amounts paid to you hereunder must be repaid or otherwise recovered by the Company, you agree to promptly take whatever action is necessary to effectuate any such repayment or recovery. No recovery of any amounts paid to you pursuant to the Clawback Policy will be an event giving rise to a right to resign for Good Reason under the Change in Control Agreement or any other agreement with the Company. In the event of any conflict between the terms of the Clawback Policy and the terms of this offer letter, the terms of the Clawback Policy shall govern.

13.	Governing Law

This offer letter shall be governed by the laws of the State of California, without regard to conflict of law principles.

14.Contingent Offer This offer is contingent upon:
a.	Final approval by the Board of your designation as President and Chief Executive Officer of the Company and your appointment to the Board.
b.	Verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your Start Date.
c.	Satisfactory completion of reference checks.
d.	Satisfactory completion of a background investigation.

This offer will be withdrawn if any of the above conditions are not satisfied.

15.	Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

The terms of this offer letter may not be amended or modified unless such amendment or modification is agreed to in writing and signed by you and the Chair of the Board.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until February 23, 2024, at which time it will be deemed to be withdrawn.

I look forward to hearing from you. Yours sincerely,

 /s/ Robert C. Flexon

Name: Robert C. Flexon

Title:Chair of the Board of Directors

On behalf of Capstone Green Energy Holdings, Inc.

Acceptance of Offer

I have read and understood and I accept all of the terms of the offer of employment as set forth in the foregoing letter, subject to satisfaction of the conditions set forth above. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

 /s/ Vincent Canino

Name: Vincent Canino

Date:

22 February, 2024

Exhibit A

Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (this "Agreement") is made and entered into as of March 11, 2024 (the "Grant Date") by and between Capstone Green Energy Holdings, Inc., a Delaware corporation (the "Company") and Vincent Canino (the "Grantee").

WHEREAS, the Company has adopted the Capstone Green Energy Holdings, Inc. 2023 Equity Incentive Plan (the "Plan") pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Grant of Restricted Stock Units.
1.1Pursuant to Section 8 of the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, 450,000 Restricted Stock Units (the "Restricted Stock Units"). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the "Account"). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
2.Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company.
3.	Vesting.
3.1Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the Restricted Stock Units shall vest ratably over a three (3) year period, with one-third (1/3) of the Restricted Stock Units vesting on each of the first, second and third anniversary of the Grant Date (the period during which the Restricted Stock Units have not yet vested, the "Restricted Period"). Once vested, the Restricted Stock Units become "Vested Units."
3.2The foregoing vesting schedule notwithstanding, if the Grantee's Continuous Service terminates as a result of (a) the Grantee's death or Disability, (b) a termination by the Company or an Affiliate without Cause, or (c) a termination by the Grantee for Good Reason (as defined in the Amended and Restated Change in Control Agreement between the Company or an Affiliate and the Grantee) at any time before all Restricted Stock Units have vested, all unvested Restricted Stock Units shall vest as of the date of such termination. If the Grantee's

Continuous Service terminates for any other reason at any time before all Restricted Stock Units have vested, all unvested Restricted Stock Units shall be automatically forfeited upon such termination and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.3The foregoing vesting schedule notwithstanding, upon the occurrence of a Change in Control at any time before all Restricted Stock Units have vested, all unvested Restricted Stock Units shall vest in accordance with the Amended and Restated Change in Control Agreement between the Company or an Affiliate and the Grantee.
4.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee's rights to the Restricted Stock Units shall immediately terminate without any payment or consideration by the Company.
5.	Rights as Shareholder; Dividend Equivalents.
5.1The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.
5.2Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
5.3If, prior to the settlement date, the Company declares a cash or stock dividend on the shares of Common Stock, then, on the payment date of the dividend, the Grantee's Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Grantee as set forth in this Agreement.
5.4Dividend Equivalents shall be withheld by the Company for the Grantee's Account and interest may be credited on the Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 6 hereof. Dividend Equivalents credited to a Grantee's Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents and interest, if any.
6.	Settlement of Restricted Stock Units.

6.1Subject to Section 9 hereof, promptly following the applicable vesting date, and in any event no later than two and one-half (2 1/2) months following the end of the Company's fiscal year in which such vesting date occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units and cash equal to any Dividend Equivalents credited with respect to such Vested Units and the interest thereon or, at the discretion of the Committee, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon; and (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.
6.2Notwithstanding Section 6.1, in accordance with Section 17.5 of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Grantee may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.

If the Grantee is deemed a "specified employee" within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Restricted Stock Units upon the Grantee's "separation from service" within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six (6) months following the Grantee's separation from service and (b) the Grantee's death.

6.3To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such Restricted Stock Units and any related Dividend Equivalents shall be forfeited. The Grantee has no right or interest in any Restricted Stock Units that are forfeited.
7.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's Continuous Service at any time, with or without Cause.
8.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 14 of the Plan.
9.	Tax Liability and Withholding.
9.1The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)	tendering a cash payment;

(b)authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; and/or

(c)delivering to the Company previously owned and unencumbered shares of Common Stock.
9.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares of Common Stock; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee's liability for Tax-Related Items.
10.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
11.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chair of the Board of Directors of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
12.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
13.Clawback. In accordance with Section 17.2 of the Plan, by accepting the Restricted Stock Units, the Grantee acknowledges that the Grantee is fully bound by, and subject to all of the terms and conditions of, the Clawback Policy, and the Grantee agrees to abide by the terms of the Clawback Policy. To the extent that the Committee determines that all or any portion of the Restricted Stock Units or the shares of Common Stock issued on settlement thereof (or the value of those shares) must be cancelled, forfeited, repaid, or otherwise recovered by the Company, the Grantee shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery. No recovery of all or a portion of the Restricted Stock Units under the Clawback Policy will be an event giving rise to a right to resign for Good Reason under any agreement with the Company. In the event of any conflict between the terms of the Clawback Policy and the terms of the Plan or this Agreement, the terms of the Clawback Policy shall govern.

14.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
15.Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as adopted by the Board of Directors of the Company on December 7, 2023. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
16.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.
17.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
18.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.
19.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided that no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent.
20.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
21.No Impact on Other Benefits. The value of the Grantee's Restricted Stock Units is not part of the Grantee's normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
22.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

23.Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares of Common Stock and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
24.Representations of the Grantee. The Grantee, by the acceptance hereof, represents that the Grantee is acquiring the Restricted Stock Units, and upon the settlement of the Restricted Stock Units will acquire the shares of Common Stock underlying the Restricted Stock Units, for the Grantee's own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act and that the Grantee understands and acknowledges that the Restricted Stock Units constitute, and upon the settlement of the Restricted Stock Units the shares of Common Stock underlying the Restricted Stock Units will constitute, "restricted securities" under federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering. The Grantee further represents, by acceptance hereof, that, as of the date hereof, the Grantee is an "accredited investor" as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and has such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Restricted Stock Units and the shares of Common Stock underlying the Restricted Stock Units.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAPSTONE GREEN ENERGY HOLDINGS, INC.

By:   Name: Robert Flexon

Title: Chair of the Board of Directors

GRANTEE

By:   Name: Vincent Canino

Exhibit B

AMENDED AND RESTATED CHANGEINCONTROLAGREEMENT

This Amended and Restated Change in Control Agreement ("Agreement") is made as of the 22

day of February 2024 by and between Capstone Green Energy Holdings, Inc., a

Delaware corporation (the "Company"), and Vincent Canino (the "Employee").

1.Purpose. The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the Company (the "Board") recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of key management, including the Employee, to their assigned duties without distraction arising from the possibility of a Change in Control and to provide certain benefits to the Employee following a Qualifying Termination (as defined in Section 3 hereof) in connection with a Change in Control (often described as "double trigger"). Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Employee and the Company, any of its subsidiaries or its successors, the Employee shall not have any right to be retained in the employ of the Company, any of its subsidiaries or its successors.
2.Change in Control. A "Change in Control" shall be deemed to have occurred upon the occurrence of any one of the following events (references to the Company in this Section 2 shall include the Company's successors, as applicable):
(a)any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty (50) percent or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company);
(b)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Board on the Effective Date or whose appointment, election or nomination for election was previously so approved (the "Incumbent Directors"); or

(c)the consummation of (i) any consolidation or merger of the Company (A) where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (B) after which the Incumbent Directors continuing immediately thereafter do not represent at least a majority of the board of directors of the resulting or successor entity (or its ultimate parent, if applicable), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to fifty

(50) percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty (50) percent or more of the combined voting power of all then outstanding Voting Securities, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (a). Further, notwithstanding the foregoing, a "Change in Control" shall be deemed not to have occurred for purposes of any of the foregoing clauses (a) or (b) unless the respective transaction constitutes a "change in control event" within the meaning of Treas. Reg. §1.409A-3(i)(5).

3.Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:
(a)"Accelerated Vesting" shall mean, for each equity award granted by the Company, or any successor to the Company, that is outstanding on the date of a Qualifying Termination and subject to (i) time-based vesting, the immediate vesting of all such time-based awards and (ii) performance-based vesting, the satisfaction of the applicable performance-based vesting condition assuming achievement at target and without reduction for any shortened performance period.
(b)"Business Day" shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.
(c)"Cause" shall mean any of the following: (i) the Employee's failure to devote substantially all of the Employee's full professional time, attention, energies, and abilities to the Employee's employment duties for the Company, any of its subsidiaries or its successors, which failure has continued for more than thirty (30) days following written notice of such non-

performance from the Company, the relevant subsidiary or the Company's successors; (ii) the Employee's inducement of any customer, consultant, employee, or supplier of the Company, any of its subsidiaries or its successors to unreasonably breach any contract with the Company, any of its subsidiaries or its successors or cease its business relationship with the Company, any of its subsidiaries or its successors; (iii) the Employee's failure to perform the duties and obligations of the Employee's position(s), which failure has continued for more than thirty (30) days following written notice of such non-performance from the Company, the relevant subsidiary or the Company's successors; (iv) an act or acts of dishonesty undertaken by the Employee resulting in substantial personal gain by the Employee at the expense of the Company, any of its subsidiaries or its successors; (v) the Employee's gross negligence or willful misconduct or material breach of a fiduciary or contractual duty to the Company, any of its subsidiaries or its successors; (vi) the Employee's material violation of state or federal securities laws or failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company, any of its subsidiaries or its successors to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; (vii) the Employee's breach of any confidentiality, trade secret or return of property obligations to the Company, any of its subsidiaries or its successors, which breach, if curable, has not been cured within thirty (30) days following written notice of such breach from the Company, the relevant subsidiary or the Company's successors;

(viii) a violation by the Employee of the material written employment policies of the Company, any of its subsidiaries or its successors, including those regarding discrimination, harassment and retaliation; (ix) the Employee's commission of, or plea of guilty or no contest to, any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that would reasonably be expected to result in material injury or reputational harm to the Company, any of its subsidiaries or its successors ifhe were retained in his position(s); (x) the Employee's breach of any non-competition, non-solicitation, non-disparagement or other written agreement with the Company, any of its subsidiaries or its successors containing restrictive covenants; (xi) the Employee's excessive use of alcohol or the use or possession of an illegal or controlled substance, in each case, in the workplace or which materially impairs the ability of the Employee to effectively perform his duties or responsibilities; or (xii) the suspension or loss of, or a failure by the Employee to maintain in full force and effect, any professional license or certification needed by the Employee, under applicable law or otherwise, to be entitled to perform any of his duties or responsibilities.

(d)"Conditions" shall mean that the Employee: (i) signs, returns and (if applicable) does not revoke a Separation Agreement; provided that if the Date of Termination for the Employee's corresponding Qualifying Termination occurs during the Pre-CIC Window, the Employee must sign, return and not revoke (if applicable) the Separation Agreement all within a period of sixty (60) days following the Change in Control; provided further that if the Date of Termination for the Employee's corresponding Qualifying Termination occurs during the Post-CIC Window, the Employee must sign, return and not revoke (if applicable) the Separation Agreement all within a period of sixty (60) days following the Date of Termination; (ii) complies with his obligations under the Separation Agreement; and (iii) complies with any continuing obligations to the Company, any of its subsidiaries or its successors under this Agreement or any other agreement with the Company, any of its subsidiaries or its successors, including those obligations pertaining to confidentiality, return of property, non-solicitation, non-competition, and non-disparagement.

(e)"CIC Window" shall mean the total period of time spanning the Pre-CIC Window and Post-CIC Window.
(f)"Disabled" shall mean the Employee is disabled and unable to perform the essential functions of his position(s) with or without reasonable accommodation for a period of one hundred and eighty (180) days (which need not be consecutive) in any twelve (12) month period.
(g)"Good Reason" shall mean that the Employee has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (i) any significant change in the Employee's title, or position, or duties and responsibilities that is adverse to the Employee and is not initiated, or voluntarily agreed to by the Employee; (ii) any material involuntary decrease in base salary (other than any which may be assessed on a percentage basis to the Company's, the relevant subsidiary's or any successor's key management personnel as a whole); (iii) a permanent change in the principal location at which the Employee provides services to the Company, any of its subsidiaries or its successors beyond fifty (50) miles from its current location; or (iv) any material breach of this Agreement by the Company, any of its subsidiaries or its successors.
(h)"Good Reason Process" shall mean that (i) the Employee reasonably determines in good faith that a "Good Reason" condition has occurred; (ii) the Employee notifies the Company, the relevant subsidiary or the Company's successors in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Company's, the relevant subsidiary's or any successor's efforts, for a period of not less than thirty (30) days following such notice (the "Cure Period"), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within sixty

(60) days after the end of the Cure Period. If the Company, the relevant subsidiary or any successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(i)"Health Benefits" shall mean a monthly cash payment in an amount equal to the monthly employer contribution that the Company, the relevant subsidiary or the Company's successors would have made to provide health insurance to the Employee if the Employee had remained employed by the Company, any of its subsidiaries or its successors.
(j)"Health Benefits Period" shall mean the Employee's COBRA health continuation period or the eighteen (18) month period immediately following the Separation Agreement Effective Date, whichever ends earlier.
(k)"Post-CIC Window" shall mean the twenty-four (24) month period immediately following a Change in Control.
(1)"Pre-CIC Window" shall mean the six (6) month period immediately before a Change in Control.

(m)"Qualifying Termination" shall mean a termination of the Employee's employment either (i) by the Company, any of its subsidiaries or its successors without Cause (other than due to the Employee's death, the Employee being Disabled, or the Employee becoming an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company or any of its subsidiaries, following a Change in Control) or (ii) by the Employee for Good Reason.
(n)"Separation Agreement" shall mean a separation agreement in a form and manner satisfactory to the Company, the relevant subsidiary or the Company's successors containing, among other provisions, a general release of claims (in favor of the Company, its related persons, entities and successors) and a non-disparagement covenant.
(o)"Separation Agreement Effective Date" shall mean either: (i) if the Employee is under age forty (40) as of the Date of Termination, then the date the Employee signs and returns the Separation Agreement to the Company, the relevant subsidiary or the Company's successors; or (ii) if the Employee is age forty (40) or over as of the Date of Termination, then the date that the Separation Agreement becomes irrevocable after the Employee has returned a signed copy of the Separation Agreement to the Company, the relevant subsidiary or the Company's successors.
(p)"Severance Pay" shall mean an amount equal to two and one-half (2.5) times the sum of the Employee's: (i) annual base salary for the calendar year in which the Date of Termination occurs (or the Employee's annual base salary in effect immediately prior to the Change in Control, if higher); and (ii) target annual incentive compensation for the calendar year in which the Date of Termination occurs.
4.Change in Control Benefits. In the event of a Qualifying Termination within the CIC Window, subject to the Employee satisfying the Conditions, the Company, the relevant subsidiary or the Company's successors shall pay or provide to the Employee the following "Change in Control Benefits":
(a)Severance Pay. The Company, the relevant subsidiary or the Company's successors shall pay the Employee the Severance Pay, in a single lump sum, on the first Business Day that occurs after the thirtieth (30th) day following the Separation Agreement Effective Date.
(b)Health Benefits. The Company, the relevant subsidiary or the Company's successors shall commence payment of the installments of the Health Benefits on the first Business Day that occurs after the thirtieth (30th) day following the Separation Agreement Effective Date, which installments shall continue on a monthly basis thereafter during the Health Benefits Period.
(c)Accelerated Vesting. Any unvested equity awards outstanding on the date of a Qualifying Termination that would otherwise be forfeited by the Employee shall remain outstanding during the time period the Employee has to satisfy the Conditions. If the Employee fails to satisfy the Conditions, all equity awards held by the Employee shall be governed by the terms of such awards without regard to any accelerated vesting set forth in this Agreement.

(d)Unpaid Annual Bonus. Any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the Date of Termination shall be paid in accordance with the terms of the Company's executive annual incentive plan in effect on the Date of Termination.
5.	Additional Limitation.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company, any of its subsidiaries or its successors to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code (the "Code") and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code;

(2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that, in the case of all of the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg.

§l.280G-l, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §l.280G-1, Q&A-24(b) or (c).

(b)For purposes of this Section 5, the "After Tax Amount" means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee's receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(a) shall be made by a nationally recognized accounting firm selected by the Company, the relevant subsidiary or the Company's successors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company, the relevant subsidiary or the Company's successors and the Employee within fifteen (15) Business Days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company, the relevant subsidiary, the Company's successors or the Employee. Any determination by the Accounting Firm shall be binding upon the Company, the relevant subsidiary, the Company's successors and the Employee.

6.	Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee's "separation from service" within the meaning of Section 409A of the Code, the Company, the relevant subsidiary or the Company's successors determine that the Employee is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee's separation from service would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Employee's separation from service, or (B) the Employee's death.
(b)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company, the relevant subsidiary or the Company's successors or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(d)To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee's termination of employment, then such payments or benefits shall be payable only upon the Employee's "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).
(e)The Company makes no representation or warranty that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and the Company, its subsidiaries and its successors shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.
7.Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination of the Employee's employment with the Company,

any of its subsidiaries or its successors for any reason other than the occurrence of a Qualifying Termination during the CIC Window, or (b) the expiration of the Post-CIC Window if the Employee is still employed by the Company or its successor.

8.Withholding. All payments made by the Company, any of its subsidiaries or its successors to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company, its subsidiaries or its successors under applicable law.
9.	Notice and Date of Termination.
(a)Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Employee's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)Date of Termination. "Date of Termination" shall mean: (i) if the Employee's employment is terminated by his death, the date of his death; (ii) if the Employee's employment is terminated on account of being Disabled or by the Company, the relevant subsidiary or the Company's successors with or without Cause, the date on which Notice of Termination is given; (iii) if the Employee's employment is terminated by the Employee without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (iv) if the Employee's employment is terminated by the Employee with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Company, the relevant subsidiary or the Company's successors, the Company, the relevant subsidiary or the Company's successors (as applicable) may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company, the relevant subsidiary or the Company's successors for purposes of this Agreement.
10.Non-solicitation. In order to protect the confidential information and good will of the Company, its subsidiaries and its successors, during the Employee's employment with the Company, any of its subsidiaries or its successors and for a period of one (1) year following the termination of the Employee's employment for any reason, the Employee will not directly or indirectly, in any manner, other than for the benefit of the Company, its subsidiaries or its successors, solicit, induce or influence any employee or consultant of the Company, its subsidiaries or its successors to leave the Company, its subsidiaries or its successors.
11.No Mitigation. The Company agrees that, if the Employee's employment by the Company, any of its subsidiaries or its successors is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce the Change in Control Benefits for which the Employee is eligible. Further, Change in Control Benefits shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Employee to the Company, any of its subsidiaries or its successors.

12.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware. Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
13.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.
14.Successor to the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Employee's death after a Qualifying Termination but prior to the completion by the Company, the relevant subsidiary or the Company's successors of all payments due to him under this Agreement, the Company, the relevant subsidiary or the Company's successors shall continue such payments to the Employee's beneficiary designated in writing to the Company, the relevant subsidiary or the Company's successors prior to his death (or to his estate, if the Employee fails to make such designation).
15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company, the relevant subsidiary or the Company's successors, or to the Company, the relevant subsidiary or any successor at its main office, to the attention of the Board of Directors.
18.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company or its successors.
19.Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

20.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
21.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
22.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CAPSTONE GREEN ENERGY HOLDINGS, INC.

By:   Name: Robert Flexon

Title: Chair of the Board of Directors

EMPLOYEE

By:   Name: Vincent Canino

Title: President and Chief Executive Officer